EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2022, SideChannel, Inc. (the “Company”) had one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.001 per share (“Common Stock”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Description of Series A Preferred Stock

The following description of our Series A Preferred Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 681,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). As of September 30, 2022, there were 148,724,056 shares of Common Stock issued and outstanding. There were 100 shares of Series A Preferred Stock issued and outstanding as of September 30, 2022.

Voting Rights

Holders of Common Stock and Series A Preferred Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

The Series A Preferred Stock contains a Board Designation Right which provides that the holders of the majority of the Series A Preferred Stock have the right to elect a majority of the Company’s Board of Directors.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

In the event of our liquidation, the holders of our Common Stock will be entitled to share ratably in any distribution of our assets after payment of all debts and other liabilities and the preferences payable to holders of shares of Preferred Stock then outstanding, if any.

Applicable Anti-Takeover Law

Set forth below is a summary of provisions in our Certificate of Incorporation and the Bylaws that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference our Certificate of Incorporation, Bylaws and relevant provisions of the Delaware General Corporations Law.

Blank Check Preferred Stock

Our Certificate of Incorporation authorize the issuance of 10,0000,000 undesignated shares of Preferred Stock and permits our Board of Directors to issue Preferred Stock with rights or preferences that could impede the success of any attempt to change control of the Company. For example, our Board of Directors, without stockholder approval, may create or issue Preferred Stock with conversion rights that could adversely affect the voting power of the holders of our Common Stock as well as rights to such Preferred Stock, in connection with implementing a stockholder rights plan. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such Preferred Stock may delay or prevent a change of control of the Company. Furthermore, shares of Preferred Stock, if any are issued, may have other rights, including economic rights, senior to Common Stock, and, as a result, the issuance thereof could depress the market price of our Common Stock.

No Cumulative Voting

Our Articles of Incorporation and the Bylaws do not provide holders of our Common Stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of Common Stock from obtaining representation on our Board of Directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

Listing

Our Common Stock is traded on OTCQB Venture Market under the trading symbol “SDCH”.

Transfer Agent

The Company’s transfer agent Pacific Stock Transfer Company, Las Vegas, Nevada.